Exhibit 99.1

IR BioSciences Appoints Former VaxGen Chief Executive Lance K. Gordon Ph.D. to Its Board of Directors

IR BioSciences Holdings, Inc.(OTCBB: IRBO) announced today that it has appointed Lance K. Gordon, Ph.D. to its Board of Directors. Dr. Gordon is an accomplished corporate executive with extensive experience leading biopharmaceutical companies focused on the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious disease. Most recently, he was President and Chief Executive Officer of VaxGen, Inc.

While at VaxGen from 2001 to 2007, the Company generated over $250 million in income and $1 billion in contracts for biodefense vaccines. Prior to joining VaxGen, Dr. Gordon was Executive Director of North America for Acambis plc. and a member of the Company's Board of Directors from 1999-2001. Previously, he was President and CEO of OraVax, Inc. from 1990-1999, prior to its acquisition by Peptide Therapeutics to form Acambis. Before joining OraVax, he was the CEO of North American Vaccine from 1988 to 1990, prior to its acquisition by Baxter International. He has also held positions as Associate Director, Clinical Pharmacology at E. R. Squibb and Research Director, Viral and Bacterial Vaccines, at Connaught Laboratories.

"I am pleased that we were able to attract such an accomplished and experienced executive as Dr. Gordon to our Board of Directors," said IR BioSciences' CEO Michael Wilhelm. "Dr. Gordon has demonstrated the ability to develop and license multiple products in the US and internationally, including marketing vaccines to the public and private sector. His expertise in vaccines should prove invaluable as we continue the development of Radilex(TM) and Viprovex(TM). In addition, the key roles he has played in much larger publicly traded companies should assist the Company in complying with the enhanced corporate governance requirements that come with growth."

"I look forward to joining IR BioSciences' Board of Directors," said Dr. Gordon. "Having spent more than twenty years involved in the development of biopharmaceutical products, I am excited by the potential for Radilex(TM) and Viprovex(TM) to play a key role in enhancing our Homeland Security, Emergency Preparedness and the ability to treat Infectious Disease. I look forward to sharing my experience and expertise to help bring these promising programs through clinical development."

Dr. Gordon is a member of the United States National Vaccines Advisory Committee, the Sabin Vaccine Institute Board of Trustees, the Expert Pannel of the Meningitis Vaccine Project, sponsored by the WHO and PATH and a member of both the American Association of Immunologists and the American Society for Microbiology. He was awarded a Bachelor of Arts Degree in Zoology from the University of California at Humboldt and a Ph.D. in Biomedical Science, Immunology and Molecular Genetics, University of Connecticut at Farmington.

About ImmuneRegen BioSciences, Inc.
IR BioSciences Holdings Inc., through its wholly owned subsidiary ImmuneRegen BioSciences, Inc., is a development stage biotechnology company focused on the research and development of Homspera(TM) and its derivatives Radilex(TM) and Viprovex(TM), which are designed to be used as countermeasures for multiple homeland security bioterrorism threats. Homspera is derived from modified Substance P, a naturally occurring peptide immunomodulator and homeostatic compound with the dual effect of improving pulmonary function and the stimulation of the human immune system. For more information, please visit the company's website at www.immuneregen.com.

Statements about the Company's future expectations, including statements about the potential for the Company's drug candidates, science and technology, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. These future events may not occur as and when expected, if at all, and, together with the Company's business, are subject to various risks and uncertainties. The Company's actual results could differ materially from expected results as a result of a number of factors, including the fact that preliminary results involved only a small number of test mice, the subsequent investigations were limited in scope, the uncertainties inherent in research and development collaborations, pre-clinical and clinical trials and product development programs, (including, but not limited to the fact that future results or research and development efforts may prove less encouraging than current results or cause side effects not observed in current pre-clinical trials) the evaluation of potential opportunities, the level of corporate expenditures and monies available for further studies, capital market conditions, and others set forth in the Company's periodic report on Form 10-QSB for the three months ended September 30, 2006 and on Form 10-KSB for the twelve months ended December 31, 2006 as filed with the Securities and Exchange Commission. There are no guarantees that any of the Company's proposed products will prove to be commercially successful. The Company undertakes no duty to update forward-looking statements.

Contact:
MEDIA CONTACT:
W. Jason Grimley
Spelling Communications
310-477-9500
jgrimley@spellcom.com

INVESTOR CONTACT:
Josh Reynolds
CEOcast, Inc.
212-732-4300
jreynolds@ceocast.com

IN-HOUSE INVESTOR CONTACT:
Bill Lane
ImmuneRegen BioSciences, Inc.
480-922-3926
blane@immuneregen.com